EXHIBIT 16.1

RBSM LLP

NEW YORK, NEW YORK

February 6, 2014

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Canwealth Minerals Corporation (the "Company") Form 8-K dated February 6 , 2014, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

RBSM LLP